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EXHIBIT 99.1

PRESS RELEASE

FINTEL SIGNED SECOND FINANCIAL CONSULTING SERVICES CONTRACT
Wednesday January 5, 6:00 am ET

HONG KONG--(BUSINESS WIRE)--Jan. 5, 2005--Financial Telecom Limited (USA) Inc. (Business Name: Fintel Group) (OTC Bulletin Board:FLTL - News), www.fintel.com, announced today that it has signed a multi year financial consulting service contract with Beijing JCL Technology Commerce Ltd. (JCL). The total contract value is US$368,750 for five years, payable by monthly installments totaled at $73,750 each year and renewable at the end of the five-year period. Fintel also obtained an option to purchase up to 30% of JCL.

On December 14, 2004, Fintel signed a similar multi year contract with Shanghai Longterms Technology Ltd, for a total of $360,000. The accumulated value of these two contracts is $728,750, payable at $145,750 each year.

Established in 1996, JCL provides server products and services of UNIX operating systems to telecom carriers, including China Unicom (NYSE:CHU - News) in Shanxi Province, China Mobile (NYSE:CHL - News) in Inner Mongolia Province, and China Telecom in Guizhou Province. Its roster of international clients in China includes Ericsson, Motorola, Nokia, and Computer Associates. Its sales revenue for 12 months ending December 2004 was approx 100 Million RMB (US$12 Million).

Mr. David Chen, CEO of Fintel, comments: "This second contract confirms the vitality of our new business strategy. The huge Chinese SME business market, with over 3 million enterprises and growing, has responded well to our initial marketing campaign. We expect to sign up more clients in the near future. The income stream from these contracts will help us build quickly Fintel's financial strength in terms of revenue, cash flow and profit. The fast growth rate of our profit will surely increase our shareholder value proportionately."


About Financial Telecom Limited (USA), Inc. (Fintel Group)

Fintel is an investment and financial services company providing corporate finance and management consulting services to private SMEs in China and Hong Kong. With its highly experienced independent executives, Fintel has the capability to assist its clients achieving corporate and personal financial goals by capital budgeting, strategy developing, equity restructuring, leveraged financing, risk managing and initial public offering. Fintel might also invest in profitable, pre-IPO companies with good upside potential. For further information, please visit: www.fintel.com.


Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospect, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.



CONTACT:
     Financial Telecom Limited (USA), Inc.
     Stephen Tang, (852) 2868 0668